EXHIBIT 1.2

TRADUCCIÓN PÚBLICA

SWORN TRANSLATION

[On the front of all pages there appear an illegible signature and a seal reading “Estela B. García Liñeiro, Notary Public – License 4255]

In the City of Buenos Aires, on October 10, 2007, at 2:45 p.m., a General Ordinary and Extraordinary Shareholders’ Meeting is held outside the registered offices located at Bolívar 108 1st Floor, Autonomous City of Buenos Aires by the Shareholders of CRESUD S.A.C.I.F. y A. which hold common book-entry shares of the Company of a par value of $1 each, as recorded on pages 4 and 5 of the Record of Attendance to General Shareholders’ Meeting. The meeting is also attended by Directors Saúl Zang, Alejandro Gustavo Elsztain, Pedro D. Labaqui, Jorge O. Fernandez, David A. Perednik and Gabriel A. G. Reznik, it being presided over by the Chairman, Mr. Eduardo Sergio Elsztain. The attendance of the representatives of the Supervisory Committee, Dr. José Daniel Abelovich and Dr. Marcelo H. Fuxman is recorded.

Further, the attendance of the representative of the Buenos Aires Stock Exchange, Dra. Nora Lavorante and the representative of the Argentine Securities Commission (the “CNV”), Dra. Milagros Perez Otero is also recorded.

In such respect, and having no objections been raised, I declare the meeting open with the attendance of 12 depositing shareholders, 3 of which are present in person with the remaining 9 shareholders being represented by proxy. Such shareholders hold, in the aggregate, 263,744,757 common book-entry shares of a par value of $1 each and entitled to 263,744,757 votes, equivalent to a Capital Stock of $263,744,757, representative of 84.16% thereof.

It is worth being noted that this Shareholders’ Meeting shall qualify as an Ordinary Shareholders’ Meeting and that, for purposes of considering Agenda items 11) and 16) it shall qualify as an Extraordinary Shareholders’ Meeting, for which purpose the attendance of shareholders representing sixty percent (60%) of voting shares is required at the first call, which condition has been duly satisfied.

In order to have a more orderly vote counting, the Chairman requests the representative of Bank of New York (BONY), which represents the ADR holding, to express the vote intention of each Agenda item for purposes of the correct computation thereof by the secretary.

ITEM ONE: APPOINTMENT OF TWO SHAREHOLDERS TO APPROVE AND SIGN THE MINUTES OF THE SHAREHOLDERS’ MEETING.-

The representative of shareholder Inversiones Financieras del Sur (IFISSA), María Eugenia Lafuente takes the floor and motions to appoint the representatives of shareholders Inversiones Financieras del Sur S.A. (IFISA) and THE BANK of NEW YORK (BONY) (Osvaldo Pibida) to approve and sign the minutes of the Shareholders’ Meeting.

Upon it being submitted to vote, the motion was approved by a majority of 263,511,017 votes, with 11,800 negative votes by the BONY and 221,940 abstentions from voting by the BONY being recorded.

ITEM TWO: CONSIDERATION OF THE DOCUMENTATION PROVIDED FOR IN SECTION 234 SUB-SECTION 1 OF LAW NO. 19,550, FOR THE FISCAL YEAR ENDED JUNE 30, 2007.

The representative of IFISA states that, taking into account that the Board has made the documentation available to shareholders duly in advance and has further filed it with the CNV through the AIF (Digitally-Signed Financial Information), the Buenos Aires Stock Exchange, the NASDAQ and the Securities & Exchange Commission, she motions to omit reading thereof. Further she motions to have it fully approved in the form it has been made available to this shareholders’ meeting.

Upon it being submitted to vote, the motion was approved by a majority of 261,111,637 with 14,000 negative votes by the BONY and 2,046,780 abstentions from voting by the BONY and 572,340 by Investors Bank being recorded.

ITEM THREE: CONSIDERATION OF THE ACTIVITIES CARRIED OUT BY THE BOARD OF DIRECTORS.

The representative of shareholder BONY asks for the floor and motions to approve the activities carried out by the Board of Directors during the year under consideration.

Upon it being submitted to vote, the motion was approved by a majority of 261,829,397 votes, with 40,900 negative votes by the BONY and 1,874,460 abstentions from voting by the BONY, being recorded.

ITEM FOUR: CONSIDERATION OF THE ACTIVITIES CARRIED OUT BY THE SUPERVISORY COMMITTEE.

As regards this item, the representative of shareholder IFISSA motions to approve the activities carried out by the Supervisory Committee during the year under analysis.

The motion was approved by a majority of 262,069,117 votes, with 45,200 negative votes by the BONY and 1,630,440 abstentions from voting by the BONY being recorded.

ITEM FIVE: TREATMENT AND APPLICATION OF THE INCOME FOR THE YEAR ENDED JUNE 30, 2007 WHICH RECORDED A $49,362,269.- PROFIT (PESOS FORTY NINE MILLION, THREE HUNDRED AND SIXTY TWO THOUSAND, TWO HUNDRED AND SIXTY NINE WITH 00). CONSIDERATION OF THE PAYMENT OF A CASH DIVIDEND OF $7,500,000 (PESOS SEVEN MILLION FIVE HUNDRED THOUSAND WITH 00).

The Chairman submits to the consideration of attendants the Board proposal relating to the item under consideration which consists in the distribution of a cash dividend in the amount of $7,500,000.- prior deduction of 5% as Legal Reserve and the balance to be allocated to the projects in progress account.

The representative of IFISA motions to approve the allocation of the income for the year under analysis as aforesaid, with the Board of Directors being delegated the power to make the cash dividend in the amount of $8,250,000 available to shareholders, which ought to be consummated within the immediately following ten-day term.

Upon it being submitted to vote, the motion was approved by a majority of 263,479,717 votes, with 13,000 negative votes by the BONY and 252,040 abstentions from voting by the BONY being recorded.

ITEM SIX: CONSIDERATION OF THE COMPENSATION TO BE PAID TO THE BOARD OF DIRECTORS FOR THE FISCAL YEAR ENDED JUNE 30, 2007 FOR $2,235,862.- (PESOS TWO MILLION TWO HUNDRED AND THIRTY FIVE THOUSAND, EIGHT HUNDRED AND SIXTY TWO WITH 00) PURSUANT TO THE PROVISIONS OF THE CNV. DELEGATIONS.

The Chairman states that that the compensation provided for the fiscal year ended June 30, 2007 by way of advanced fees to the members of the board was determined on the basis of the criterion set forth by section 2 d), Chapter III of the CNV Regulations, and it reached the amount of $2,235,862.

The representative of the BONY motions to approve the compensation to be paid to the Board, which amounts to $2,235,862.-, in respect of its performance during the fiscal year ended June 30, 2007, taking into consideration the directors’ responsibilities, the time devoted to the professional duties inherent to their offices, the outcome of their performance, the special technical duties performed in controlled companies and their professional experience, in addition to the market value of the services rendered. Further he proposes to empower the Board of Directors to (i) proceed to the timely assignment and distribution thereof in accordance with the specific duties performed by its members, (ii) grant monthly advanced fees, subject to the approval of the next ordinary shareholders’ meeting dealing with such issue and (iii) delegate on the board of directors the timely consideration and approval of the Supervisory Committee budget.

The motion was approved by a majority of 261,785,857 votes, with 100,180 negative votes by the BONY and 1,858,720 abstentions from voting by the BONY being recorded.

ITEM SEVEN: CONSIDERATION OF THE COMPENSATION TO BE PAID TO THE SUPERVISORY COMMITTEE FOR THE FISCAL YEAR ENDED JUNE 30, 2007.

The representative of IFISSA takes the floor and motions to pay a compensation of $30,000 to the Supervisory Committee on this occasion.

The motion was approved by a majority of 262,044,577 votes, with 82,680 negative votes by the BONY and 1,617,500 abstentions from voting by the BONY being recorded.

ITEM EIGHT: APPOINTMENT AND ESTABLISHMENT OF THE NUMBER OF REGULAR AND ALTERNATE DIRECTORS, IF ANY.

The Chairman states that the term of office of the Regular Directors Alejandro Gustavo Elsztain, Clarisa Diana Lifsic, Fernando Adrián Elsztain and David Alberto Perednik is terminated by reason of the expiration thereof.

In addition, it is worth being noted that Mrs. Susan Segal has submitted her resignation to her office as regular director prior to this shareholders’ meeting and therefore it is required to approve such resignation and appoint a substitute director.

The representative of IFISA motions to:

a) reelect Alejandro Gustavo Elsztain, Clarisa Diana Lifsic, Fernando Adrián Elsztain and David Alberto Perednik for the same term of office, which shall expire on June 30, 2010, it being hereby stated that none of them qualify as independent members.

b) Ratify and approve the resignation of Mrs. Susan Segal to her office as regular director of the Company.

c) appoint Messrs. Enrique Antonini and Eduardo Kalpakkian as Alternate Directors, both of whom qualify as independent members, until the shareholders’ meeting dealing with the fiscal year ending on June 30, 2010.

Upon it being submitted to vote, the motion was approved by a majority of 263,484,417 votes, with 18,000 negative votes by the BONY and 242,340 abstentions from voting by the BONY being recorded.

ITEM NINE: APPOINTMENT OF THE REGULAR AND ALTERNATE MEMBERS OF THE SUPERVISORY COMMITTEE.

In respect of this item, the representative of shareholder IFISSA submits a motion for the appointment of Messrs. José Daniel ABELOVICH, Marcelo Héctor FUXMAN and Roberto MURMIS as regular syndics and Messrs. Sergio KOLACKZYK, Silvia Cecilia De FEO and Alicia Graciela RIGUEIRA, as alternate syndics for the term of one year, underscoring that, pursuant to General Resolution N° 400 of the Argentine Securities Commission, the proposed individuals qualify as independent members, notwithstanding the fact that they have provided compensated professional assistance relating to companies section 33 of the Business Companies Law No. 19,550.

The motion was approved by a majority of 263,481,617 votes, with 18,300 negative votes by the BONY and 244,840 abstentions from voting by the BONY being recorded.

ITEM TEN: APPOINTMENT OF THE CERTIFYING ACCOUNTANT FOR THE NEXT FISCAL YEAR AND ESTABLISHMENT OF ITS COMPENSATION.

The Chairman states that the accounting fees under analysis include those corresponding to the parent company an those corresponding to their related companies, both controlled and under joint control.

The representative of IFISA motions to appoint the firms PRICEWATERHOUSE&Co., member of the firm PriceWaterhouseCoopers and Abelovich Polano & Asociados, as certifying accountant for fiscal year 2007/2008 and to fix their compensation at $670,550.

Further, he proposes to approve the payment of a compensation for professional consultancy services rendered during the fiscal year and to establish a compensation for professional duties relating to the Sarbanes-Oxley rules, offering memorandum and tax advice in the aggregate amount of $1,730,385.

In addition she motions to approve the difference with the sum approved by the previous shareholders’ meeting, which amounts to 242,958.- taking into account the assignment of duties which had not been originally budgeted.

The motion was approved by a majority of 263,520,317 votes, with 14,000 negative votes by the BONY and 210,440 abstentions from voting by the BONY being recorded.

ITEM ELEVEN: UPDATE OF THE REPORT IN RESPECT OF THE SHARED SERVICES AGREEMENT.

The Chairman keeps the floor and informs that the purpose of the execution of the Shared Services Agreement was to amend certain sections of the Master Corporate Services Agreement entered into with IRSA and Alto Palermo on June 30, 2004. The main amendments consisted in including the Internal Audit Management and the Corporate Services Management Areas in the Corporate Service Exchange Areas and excluding Directors Secretaries therefrom. The Cost Distribution Basis of the Finance and Operations sectors were also changed. Further Messrs. Gabriel Adolfo Gregorio Reznik, on behalf of Cresud; Cedric Bridger, on behalf of IRSA; and Abraham Perelman, on behalf of APSA, were appointed as Individual Responsible Officers, which individuals are members of the Parties’ Audit Committee in addition to their being directors.

The representative of the IFISA motions to approve, in all respects, all the issues informed and discussed in respect of the matter under consideration.

The motion was approved by a majority of 263,479,717 votes, with 13,000 negative votes by the BONY and 252,040 abstentions from voting by the BONY being recorded.

ITEM TWELVE: A CAPITAL STOCK INCREASE BY A NOMINAL AMOUNT OF UP TO $180,000,000 (PAR VALUE PESOS ONE HUNDRED AND EIGHTY MILLION) OF A PAR VALUE OF 1 PESO, THROUGH THE ISSUANCE OF UP TO 180,000,000.- (ONE HUNDRED AND EIGHTY MILLION) OF NEW COMMON, BOOK-ENTRY SHARES OF $1 (PESOS ONE) PAR VALUE EACH AND WITH RIGHT TO ONE VOTE PER SHARE WITH RIGHT TO DIVIDENDS PARI PASSU WITH THE SHARES OUTSTANDING AT THE TIME OF ISSUANCE, TO BE SUBJECT TO THE PUBLIC OFFERING REGIME IN ARGENTINA OR ABROAD. ESTABLISHMENT OF THE PARAMETERS WITHIN WHICH THE BOARD OF DIRECTORS SHALL ESTABLISH THE ISSUE PREMIUM.

The Chairman states that, taking into consideration the difficulties caused by the international financial situation, the Board of Directors has deemed it convenient to submit to the consideration of shareholders the subscription of a capital increase in order to fund, with genuine capital resources, the corporate business expansion and the investments to be made, while maintaining an adequate debt/equity ratio.

On the basis of the foregoing and taking into account the projects in which the Company may engage, shareholders are proposed a capital stock increase by a nominal amount of up to $180,000,000 (par value Pesos one hundred and eighty million), through the issuance of up to 180,000,000.- (One hundred and eighty million) of new common, book-entry shares of $1 (Pesos one) par value each and with right to one vote per share with right to dividends pari passu with the shares outstanding at the time of issuance, to be subject to the public offering regime in Argentina or abroad.

The representative of the BONY motions to approve the following:

a) The capital increase of up to $180,000,000-, upon the terms and conditions proposed at this shareholders’ meeting, from $313,396,410 to a maximum of $493,396,410,-, representing an increase of approximately 57.44%, which figure may vary taking into account the conversions of convertible notes to be made and the exercise of outstanding warrants issued in 2002;

b) He further motions that this issuance be offered for subscription to the Shareholders exercising their preemptive and accretion rights, and should there be a balance, to delegate on the Board of Directors the power to decide the application thereof, with full powers to cancel or place it among public investors, either fully or in part. In such case, the issuance conditions shall not be more favorable for such subscribers than the subscription conditions timely offered to the Shareholders.

c) Further he motions to delegate on the Board of Directors the establishment of the reference subscription price and the definitive subscription price (par value plus issue premium) of the new shares, considering as parameter a price range to be fixed between the lowest and the highest listing price of the Company’s shares during a period of not less than 5 days nor more than 180 days prior to the establishment of the reference and definitive price. In addition, he proposes that the reference subscription price and the definitive subscription price be reported in accordance with the provisions of the Listing Rules of the Buenos Aires Stock Exchange and that the Board of Directors shall establish the definitive subscription price during the preemptive rights subscription period. Accordingly, the definitive subscription price shall be valid and applicable to all the new shares subscribed in exercise of preemptive and accretion rights without regard of the reference subscription price.

Before submitting the motions raised by the Shareholder, the Chairman states that, in respect of the capital increase under consideration, it should be noted that in view of the potential prejudice which may be caused to holders of the warrants issued in 2002, on account of the fact of their being prevented from exercising all the preemptive rights in respect of the new shares to which they are entitled, it has been decided to extend the term to exercise the warrants, thus allowing their exercise from the first business day following this shareholders’ meeting to their expiration date which shall take place on November 14, 2007. For purposes of participating in this capital increase by means of the exercise of the preemptive subscription rights, the holders of warrants are required to exercise them until the seventh trading day preceding commencement of the preemptive subscription period.

The motion was approved by a majority of 262,028,677 votes, with 100,280 negative votes by the BONY and 1,615,800 abstentions from voting by the BONY being recorded.

ITEM THIRTEEN: Delegation on the Board of Directors of all the terms and conditions applicable to the issuance not expressly determined by the Shareholders’ meeting with powers to sub-delegate on one or more Company Directors or Managers or the persons thereby authorized, including without limitation: (i) the determination of the amount, timing, manner, issue premium, subscription price, payment conditions and remaining terms and conditions of issuance; (ii) the application for the authorization to the public offering and listing of the shares to be issued by the Argentine Securities Commission (CNV) and/or the Buenos Aires Stock Exchange and/or Mercado Abierto Electrónico and/or any other public or private stock exchange OR MARKET in Argentina or abroad, with powers to request any other type of admission to the Public Offering regime to the Argentine Securities Commission, the US Securities and Exchange Commission and/or other similar agencies in Argentina or abroad and the powers to enter into all types of agreements with local and/or foreign financial institutions for them to subscribe and pay in said shares for placement in the local and/or international market and to perform any acts necessary and/or advisable in order to implement the resolutions made by the Shareholders’ Meeting, and (iii) the increase and/or amendment of the AMERICAN Depositary Receipts Program currently in force between the Company and The Bank of New York as depository, representative of AMERICAN Depositary Shares as well as delegation on the Board of Directors of the establishment of the terms, conditions and scope of said program.

The representative of the BONY states that, on the basis of the approval granted in the preceding item, he proposes to approve the possibility of delegating on the management body all the terms and conditions of issuance not expressly determined by the Shareholders’ Meeting with powers to sub-delegate on one or more Company Directors or Managers, or the persons thereby authorized, including without limitation: (i) the determination of the amount, timing, manner, issue premium, subscription price, payment conditions and remaining terms and conditions of issuance; (ii) the application for the authorization to the public offering and listing of the shares to be issued by the Argentine Securities Commission (CNV) and/or the Buenos Aires Stock Exchange and/or Mercado Abierto Electrónico and/or NASDAQ and/or any other public or private stock exchange or market in Argentina or abroad, with powers to request any other type of admission to the Public Offering regime to the Argentine Securities Commission, the US Securities and Exchange Commission and/or other similar agencies in Argentina or abroad and the powers to enter into all types of agreements with local and/or foreign financial institutions for them to subscribe and pay in said shares for placement in the local and/or international market and to perform any acts necessary and/or advisable in order to implement the resolutions made by the Shareholders’ Meeting, and (iii) the increase and/or amendment of the Global Depositary Receipts Program currently in force between the Company and The Bank of New York as depository, representative of Global Depositary Shares as well as delegation on the Board of Directors of the establishment of the terms, conditions and scope of said program.

The motion was approved by a majority of 263,418,137 votes, with 111,180 negative votes by the BONY and 215,440 abstentions from voting by the BONY being recorded.

At this stage, Dr. Saúl Zang, First Vice-Chairman assumes the chairmanship as Mr. Eduardo Elsztain leaves the room by reason of a scheduled commitment.

ITEM FOURTEEN: Approval of a warrant to be granted free of charge for the subscription of Company common shares to the subscribers of the capital stock increase mentioned in AGENDA ITEM 12 in conformity with Section 67 of Decree 677/01, that entitles to 1 (one) share for each three subscribed shares. Delegation on the Board of Directors of the establishment of the exercise price simultaneously with the price of subscription of the capital increase. Approval of the corresponding capital increase to cover the exercise of the warrants.

Dr. Saúl Zang states that, taking into consideration the situation of the domestic and international markets and in accordance with the provisions of section 67 of Decree/Law 677/01, it is also convenient to submit to the consideration of this Shareholders’ Meeting the possibility of establishing an incentive scheme in order to encourage the subscription, which consists in the subscriber receiving for each share subscribed a warrant free of charge which shall entitle him to subscribe in the future a fraction of 0.3334 shares, i.e. in order to acquire a new share, three warrants shall be exercised.

The representative of the BONY motions to approve the proposal submitted to this shareholders’ meeting in every respect and to cause the new shares issued upon exercise of the warrant to have the same rights as the shares outstanding at the moment of exercising such warrant. As regards dividends, they shall only be entitled to such dividends as may be approved after the exercise of the warrant.

Further he motions to approve the capital increase that shall result after exercise of the warrant, delegating on the board of directors the implementation thereof.

Therefore, he proposes to delegate on the Board of Directors the establishment of the remaining issuance terms and conditions of the warrants including without limitation, the amount, manner, timing, exercise price, different versions of the offering memorandum, legal notices and such other documentation as may be necessary for purposes of implementing the decisions of this shareholders’ meeting. Such price shall consist of the definitive subscription price of the new shares plus a premium equivalent to not more than 100% of such definitive subscription price.

The motion was approved by a majority of 259,652,019 votes, with 993,000 and 1,247,846 negative votes by shareholders BONY and MET Fondo Negociable, respectively and 1,616,800 y 235,092 abstentions from voting by the BONY and Previsol, respectively, being recorded.

ITEM FIFTEEN: Reduction of the term for the exercise of preemptive and accretion rights to ten calendar days in accordance with section 194 of Law No. 19550 as amended.

The representative of the BONY motions to reduce to 10 calendar days the term for the exercise of preemptive and accretion rights in accordance with Section 194 of Law No. 19550 as amended.

The motion was approved by a majority of 256.741.543 votes, with 6,177,970, 572,340 y 4 negative votes by shareholders BONY, Investors Bank and BBH respectively and 252,900 abstentions from voting by the BONY being recorded.

ITEM SIXTEEN: Consideration of the amendment of the following sections of the By-laws: (i) section Thirteen (13) in order to adapt the performance bonds granted by directors to current rules and regulations, and (ii) section Sixteen (16) in order to incorporate the possibility of holding remote board meetings in conformity with the provisions under section 65 of Decree 677/01.

In order to adapt the wording of the corporate by-laws to the regulations in force, Dr. Saúl Zang states that the Board of Directors is proposing to the shareholders’ meeting, in the manner in which such drafts have been made available to shareholders and incorporated to the AIF (Digitally-Signed Financial Information), the amended text of section 13 and the expansion of section 16, which amendment aims at updating the provision relating to the performance bond granted by directors and enabling remote board meetings.

The representative of the BONY motions to acknowledge the amended texts as reproduced as part of this shareholders’ meeting, to omit reading thereof and to approve the texts proposed by the board of directors, with such body being delegated registration and notification powers pursuant to the legislation in force.

Further, and as regards the amount of the performance bond granted by directors, he motions to empower the Board of Directors to cause it to be at all times consistent with market values.

The motion was approved by a majority of 263,427,117 votes, with 39,600 negative votes by the BONY and 278,040 abstentions from voting by the BONY being recorded.

There being no further issues to transact, the meeting was adjourned at 4:15 p.m.

[On the next page:]

ANNEX

Amendment to the by-laws

There follows a transcription of the new wording of Section Thirteen and the additional wording highlighted in Section Sixteen of the by-laws:

“SECTION THIRTEEN: GUARANTEES: As guarantee of their functions, the regular members of the Board of Directors shall either deposit at least ten thousand Pesos ($10,000) or its equivalent in Government securities or shall grant said guarantee through any of the options admitted by current rules and regulations”.

“SECTION SIXTEEN: MEETINGS: A) The board of directors shall hold meetings at least once (1) a month, provided however that, the chairman or his substitute may call a meeting whenever deemed convenient or upon request of any of its members. B) All notices shall be given by the chairman or his substitute, by sufficient means, at least five days in advance and indicating the agenda of the meeting. Any matters not included in the agenda may be submitted to consideration provided that they were originated afterwards and that they are urgent. C) The board of directors shall put its decisions on record in a minutes book certified to that effect. D) The Company’s Board of Directors may hold sessions with the members personally present or in communication with each other through other means of simultaneous sound or image transmission existing now or to be created in the future and in full compliance with current rules and regulations. The governance body in exercise of supervisory duties shall put on record that all decisions adopted have been regularly made. In all cases, the minutes of the meeting of the board of directors must state the manner of participation of those members who have remotely attended the meeting.”

[There appears a seal that reads: Certification of photocopies in Notarial Sheet No. V 000142048.]

[There appears a seal that reads: ASSOCIATION OF NOTARIES PUBLIC – CITY OF BUENOS AIRES – ARGENTINE REPUBLIC.]

CERTIFICATION OF COPIES

Law 404

CERTIFICATION OF COPIES	V 000142048

In my capacity as Notary Public, Holder of Notarial Registry number one thousand six hundred and fourteen of this City, I CERTIFY that the attached copy, issued in 4 (FOUR) pages, that I seal and sign, is a TRUE COPY OF ITS ORIGINAL, I ATTEST. This is a true Copy of the Minute dated October 10, 2007, appearing on page 40 to 46 of the Meetings Minutes Book number 4 certified by the Superintendency of Corporations under number 108665-03 on December 15, 2003. This is certified upon the Company’s request for it to be filed with whom it may concern. I issue this document in the City of Buenos Aires on this 18th day of October, 2007.

[There follows an illegible signature and a seal that reads: Estela B. García Liñeiro – License No. 4255 – Notary Public.]

THIS DOCUMENT, CONSISTING OF 8 (EIGHT) PAGES, IS A TRUE AND ACCURATE TRANSLATION into English of the original document in Spanish I have had before me in Buenos Aires, on this 22nd day of October, 2007.

[For authentication purposes only:]

ESTE DOCUMENTO, COMPUESTO DE 8 (OCHO) PÁGINAS, ES TRADUCCIÓN FIEL al inglés del documento original adjunto redactado en español que he tenido ante mí y al cual me remito en Buenos Aires a los 22 días de octubre de 2007.